Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer’s ID (CNPJ/ME) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

MATERIAL FACT

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), in accordance with Paragraph 4 of Article 157 of Law No. 6,404/76 and the provisions of CVM Instruction No. 358/02, and further to the Material Fact and the Notice to the Market disclosed on June 15 and 17, 2020, respectively, hereby informs its shareholders and the market in general that its wholy-owned subsidiaries, Telemar Norte Leste S.A. – In Judicial Reorganization and Oi Móvel S.A. – In Judicial Reorganization, received today a binding, irrevocable and irreversible offer from Highline do Brasil II Infraestrutura de Telecomunicações S.A. (“Highline”), to acquire the isolated production unit to be comprised of 100% of the shares issued by a special purpose vehicle holding assets and liabilities related to the Company and its subsidiaries’ outdoor and indoor radiofrequency transmission sites activities (the “Oi Companies” and “Towers UPI”, respectively).

In accordance with the offer, subject to certain conditions, in the event that Highline should win the competitive process pursuant to the Brazilian Reorganization and Bankruptcy Statute (Lei de Recuperações e Falências, Law No. 11,101/2005, or the “LRF”), Highline undertakes to acquire the UPI Towers for the amount of R$1,076,740,878, which price is calculated based on the net revenue of the telecommunications sites.

The proposal is in line with the implementation of the Strategic Plan for the transformation of the Oi Companies’ operations and with the proposed Amendment to the Judicial Reorganization Plan (the “Amendment to the JRP”) filed by the Company and its subsidiaries in judicial reorganization with the 7th Corporate Court of Rio de Janeiro (the “RJ Court”) on June 15, 2020, which provides for the disposition of the UPI Towers through a competitive process, in compliance with the LRF, to be carried out after the approval of the Amendment to the JRP at a General Creditors’ Meeting and its subsequent ratification by the RJ Court.

Oi reiterates its commitment to comply with the Strategic Plan and to focus on becoming the largest provider of telecommunications infrastructure in Brazil by expanding fiber optics and high-speed internet, offering businesses solutions and preparing for the development into 5G, with a focus on businesses with greater value-added, growth prospects and a vision for the future.

The Company will keep its shareholders and the market informed of any development regarding the subject matter of this Material Fact.

Rio de Janeiro, July 18, 2020.

Oi S.A. – In Judicial Reorganization

Camille Loyo Faria

Chief Financial and Investor Relations Officer

Special Note Regarding Forward-Looking Statements:

This Material Fact contains forward-looking statements. Statements other than historical facts, including statements of the Company’s beliefs and expectations, business strategies, future synergies, cost savings, future costs and future liquidity, are forward-looking statements.. The words “will,” “must,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “predicts,” “plans,” “targets,” “objective,” “projects,” “forecasts” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current view of the Company’s management and are subject to various risks and uncertainties. These statements are based on several assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operating factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company or its affiliates, or people acting on their behalf, are expressly qualified in their entirety by the cautionary notices set forth in this paragraph. No undue reliance should be placed on these statements. Forward-looking statements speak only as of the date on which they were made. Except as otherwise required by federal securities laws of Brazil or of the United States, or by the rules and regulations of the CVM, the SEC, or applicable regulatory authorities of other countries, the Company and its affiliates do not have any intention or obligation to update or publicly announce the results of any revisions to any of its forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting forward-looking statements. However, it is advisable to consult other disclosures made by the Company on matters related to reports and communications filed by the Company within the CVM and the SEC.